                                                               EXHIBIT 2(k)(iii)

                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into as of the 15th day of June, 1995, by and among Virtus Corporation, a North Carolina corporation (the "Company"), and Southeast Interactive Technology Fund I, LLC, a North Carolina limited liability company ("Investor").

         WHEREAS, the Company and Investor have reached certain agreements with regard to the purchase of certain securities of the Company by Investor.

         NOW, THEREFORE, in consideration of the promises, covenants and matters hereinafter set forth, the parties mutually covenant, contract and agree, each with the other, as follows:

1.       PURCHASE AND SALE.


         (a) Sale of Stock. Subject to the terms and conditions hereof, and in reliance on the representations and warranties contained herein, the Company hereby agrees to issue and sell to Investor, and Investor hereby agrees to purchase from the Company, Twenty Four Thousand Three Hundred Ninety (24,390) shares (the "Shares") of Class E Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), each of which shares of Preferred Stock is convertible into one (1) share of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, for the purchase price of Twenty Dollars and Fifty Cents ($20.50) per share, for a total purchase price of Four Hundred Ninety Nine Thousand Nine Hundred Ninety Five ($499,995) Dollars.

         (b) Closing. The Closing shall be held on a mutually agreeable date not later than June 15, 1995 at the offices of Petree Stockton, 4101 Lake Boone Trail, Suite 400, Raleigh, North Carolina 27607, at 9:00 a.m. or on such other date and at such other time and place as the parties may mutually agree. At the Closing, Investor shall pay the Company the full purchase price of the Shares in cash, by certified or bank cashier's check or by wire transfer to an account designated in writing by the Company. At the Closing, the Company shall deliver to Investor a stock certificate or certificates registered in Investor's name representing the number of Shares purchased in form and substance acceptable to Investor, and shall also deliver the documents described in Section 2 hereof.

         (c) Additional Investment. Investor has expressed an interest in purchasing additional shares of capital stock of the Company, and the Company has expressed an interest in discussing with Investor in the future the sale of additional shares of capital stock of the Company to Investor. In light of the foregoing, the Company has included in its authorized capital



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additional shares of Preferred Stock of the same class sold to Investor pursuant to this Agreement. Neither the Company nor Investor is making any commitment to such any future sale or purchase of capital stock of the Company and any such sale or purchase shall be on terms, including price, to be negotiated at the time of sale of the additional shares of capital stock. Investor expressly conditions any such purchase by it on continuing progress by the Company in hiring a Chief Executive Officer.

2.       CONDITIONS OF CLOSING.

         The obligation of Investor to purchase and pay for the Shares as set forth under Section 1 hereunder at the Closing is subject to the fulfillment to Investor's reasonable satisfaction or waiver in writing by Investor, on or before the dates specified herein, of the following conditions:

         (a) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof and in any statement, certificate, schedule, exhibit or other document delivered pursuant to this Agreement or in connection with the transaction contemplated hereby shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date; the Company's business and assets shall not have been adversely affected prior to the Closing Date; and the Company shall have performed all agreements, obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

         (b)     Reservation and Issuance of Shares.  The Company shall have:
(i) duly amended its Articles of Incorporation to authorize for issuance the Shares having the rights and preferences provided in the Articles of Amendment of Articles of Incorporation in the form of Exhibit A hereto, which shall have been filed with the office of the Secretary of State of the State of North Carolina prior to closing; and (ii) reserved for issuance upon conversion of the Shares, one (1) share of its Common Stock for each Share issued, which number shall automatically be adjusted as required to equal the number of shares of Common Stock issuable upon conversion of the Shares from time to time.

         (c) Due Diligence Review. Investor shall have completed its due diligence review of the books, records, operations and business of the Company and based on such review Investor shall have determined to purchase the Shares as contemplated by this Agreement.

         (d) Registration Rights Agreement. Investor shall have become a party to the Registration Rights Agreement attached hereto as Exhibit B.




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         (e)     Opinion of Counsel.  Investor shall have received from Petree
Stockton, L.L.P. legal counsel for the Company, an opinion as of the Closing Date in the form of Exhibit C hereto.

         (f) Delivery of Closing Documents. Investor shall have received the following closing documents, in form and substance satisfactory to Investor and its counsel:

                 1.       This Agreement, duly executed by the Company.

                 2.       An executed copy of the Registration Rights Agreement.

                 3. Certificates representing the Shares being purchased by Investor at the Closing.

                 4. The opinion of counsel in the form described in subsection 2(e) hereof.

                 5. Certificate of the Secretary of State of North Carolina as to the good standing of the Company as of a date recent to the Closing Date.

                 6. Copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, certified by the Secretary of the Company to be true and correct.

                 7. Copies of resolutions of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement, which resolutions shall have been certified by the Secretary of the Company to be true, correct and complete and in full force and effect.

                 8. Any and all other documents, certificates, and assurances which may be reasonably requested by Investor.

         (g) At least a majority (on an as-converted basis) of the holders of each of the following classes of securities of the Company shall have separately shall have waived in writing any and all preemptive rights and rights of first refusal with respect to the shares to be sold to Investor:
Class A Convertible Preferred Stock, Class B Convertible Preferred Stock, Class C Convertible Preferred Stock and Class D Convertible Preferred Stock.

         (h) The Board of the Company shall have appointed David Blivin as director, subject to the closing of the transactions contemplated by this Agreement.

         (i) Motorola, Inc. shall have executed and delivered to the Company prior to the Closing a document converting all principal and accrued interest outstanding on the March 14, 1995 $200,000




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demand note into shares of Class E Convertible Preferred Stock of the Company,
at a price of $20.50 per share provided that any such conversion may be contingent upon receipt by the Company of at least $499,995 of gross proceeds from the sale of its capital stock. Such document shall be in form and substance reasonably satisfactory to Investor.

         (j) The Company shall have obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to Investor that, as of the date hereof:

         (a) Organization and Good Standing; Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of North Carolina, and is in good standing under such laws, and is qualified and authorized to do business in, and in good standing as a foreign corporation in, all other states in which such qualification or authorization is necessary for the conduct of the business in which the Company is now engaged, and in which the failure to so qualify would have a material adverse effect on the Company, and has all necessary licenses and permits required by all governmental authorities to carry on such business and which the failure to obtain would have a material adverse effect on the Company. The Company has all requisite legal and corporate power to own, lease and operate its property and assets, to carry on its business as presently conducted, to enter into this Agreement, to sell and issue the Shares and to carry out and perform its obligations under the terms of this Agreement.

         (b) Authorization. The execution and delivery of this Agreement, and the Registration Rights Agreement and the sale and issuance to Investor of the Shares as herein provided, have been duly authorized by all necessary corporate action of the Company so that when issued and delivered (i) the Shares will from and after the time of issuance be duly and validly authorized and issued, fully-paid and nonassessable, and the Common Stock to be issued upon conversion of the Shares will from and after the time of issuance be duly and validly authorized and issued, fully paid and non-assessable, and (ii) neither the execution and delivery of this Agreement nor the issuance of the Shares, or shares of Common Stock to be issued pursuant to conversion of the Shares, will be in contravention of law, or of any judgment, decree, statute, order, rule or regulation applicable to the Company or of its Articles of Incorporation, Bylaws or any other contract, agreement or instrument to which the Company may be a party or to which its property is or may be subject. Each of this Agreement and the Registration Rights Agreement constitute legal, valid and binding obligations of the Company and the other parties thereto (other than Investor) enforceable in accordance with each of their respective terms.





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         (c)     Litigation.  There is no investigation or litigation or any proceeding before any court, commission or other administrative authority pending, or, to the knowledge of the Company, any basis therefor or threat thereof, against the Company, or its officers or directors which involves the possibility of any judgment or liability, not fully covered by insurance, which, in any case or in the aggregate, would materially and adversely affect
(i) any of the business, prospects, operations, property and assets of the Company, (ii) the right of the Company to conduct its business as now engaged, or (iii) the ability of the Company to perform its obligations under this Agreement.

         (d) Consents and Approvals. No consent or approval of, authorization of, or qualification or filing with, any governmental agency or authority or any other person or entity is required in connection with the execution, delivery or performance of this Agreement (or any agreement or obligation contemplated hereby) by the Company, except for filing a Form D with the Securities and Exchange Commission after sale of the Shares, and filing the Amendment of the Articles of Incorporation with the Secretary of State of the State of North Carolina prior to sale of the Shares.

         (e) Untrue Statements. Neither this Agreement nor any other agreement, schedule, report, certificate, or any other document furnished to Investor by the Company or on its behalf in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no material fact known to the Company relating to its business, finances, or operations that has not been disclosed to Investor by the Company. The representations contained herein shall not apply to any projections or pro forma financial statements furnished to Investor, provided, however, that the Company represents and warrants such projections or pro forma financial statements are made in good faith and with belief in the reasonableness of all assumptions made in connection therewith.

         (f) Compliance with Law and Other Instruments. The Company is not in violation of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, the violation of which might have a material adverse effect on the business, prospects, affairs, operations or condition of the Company. The execution, delivery and performance of this Agreement and the taking of the actions contemplated hereby will not result in any violation of, be in conflict with, or constitute a default under any of the foregoing or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Company pursuant to any of the foregoing. None of the foregoing materially adversely affects or in the future may (insofar as the Company can now foresee based on facts known to it on the date hereof) materially adversely




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affect the business, prospects, operations, affairs or condition of the Company or any of its properties or assets.

         (g) Brokerage Fees. There are no claims or potential claims against the Company or any of its officers, directors or shareholders, for brokerage commissions, finders' fees, or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or such officer, director or shareholder.

         (h) Related Parties. David Smith, the President and Chief Executive Officer of the Company, is a consultant to the advisor of Investor. The Company conducts ongoing business with One Room Systems, Inc., a company affiliated with Lee Bryan, a member of the advisors to Investor. To the knowledge of the Company, the Company has had no other dealings with the Investor or any persons or entities associated with the Investor.

         (i) Tax Credit Status. The Company is qualified as a "qualified business venture" pursuant to Section 105-163.013 (b) of the General Statutes of North Carolina.

         (j) Affiliations. The Company has no subsidiaries and does not own or control any shares of stock or any other investments in any partnership, corporation, limited liability company or other organization.

         (k) Good Title to Properties and Assets. The Company has good title to all the properties and assets used in its business or described in its internal financial records, and to all patents, trademarks, trademark rights, trade names, copyrights, licenses and other intellectual property either developed by or assigned to the Company for its use, subject to no lien, mortgage, pledge, reservation of rights, restrictions, security interest, encumbrance or change of any kind except as disclosed to Investor.

         (l) Tax Matters. The Company has completed and duly filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all tax returns and reports required to be filed, and such returns and reports are accurate and complete in all material respects.

         (m)     ERISA.   The Company has no employee benefit plans subject to
the Employee Retirement Income Security Act of 1974 ("ERISA").

         (n)     Financial Statements.     The unaudited financial statements
of the Company dated December 31, 1994 are true, complete and correct and were prepared in accordance with generally accepted accounting principles consistently applied. Since December 31, 1994, there has not been any material adverse change in the financial condition, results of operations,



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properties, assets, liabilities or business of the Company, except those reflected in the unaudited financial statements of the Company dated April 30, 1995 or those disclosed to Investor. The unaudited balance sheet of the Company dated April 30, 1995 reflects all issued capital stock of the Company as of April 30, 1995.


4.       REPRESENTATIONS AND WARRANTIES OF INVESTOR.

         Investor hereby represents and warrants to the Company that, as of the date hereof:

         (a) Organization and Good Standing. Investor is a limited liability company duly organized and validly existing under the laws of the State of North Carolina and is in good standing under such laws.

         (b) Power. Investor has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         (c) Authorization. All action on the part of Investor necessary for the performance of Investor's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the availability or lack of availability of specific performance and other equitable remedies;.

         (d) Securities Laws. Investor is purchasing the Securities for its own account for investment purposes only and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended and understands the following.

                 (i) No federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Shares.

                 (ii) There is no public market for the Shares or any of the company's securities and there is no certainty that such a market will ever develop. There can be no assurance that Investor will be able to sell or dispose of the Shares. Moreover, no assignment, sale, transfer, exchange or other disposition of the Shares can be made other than in accordance with all applicable securities laws. It is understood that in order not to jeopardize the offering's exempt status under Section 4(2) and Regulation D of the Securities Act of 1933, as amended (the "Securities Act") and the state securities law, any transferee may be required to fulfill certain investor suitability requirements.




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                 (iii)    Investor has such knowledge and experience in
         financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.

                 (iv) Investor has the capacity to protect its own interest in connection with this transaction by reason of its prior personal or business relationships with the Company or its officers or directors or its business or financial experience.

                 (v) Investor understands that because the Shares have not been registered under the Securities Act or applicable state securities laws, Investor cannot dispose of any or all of the Shares unless such Shares are subsequently registered under the Securities Act, and/or applicable state securities laws, or exemptions from such registration are available. Investor acknowledges and understands it has no right to require the Company to register the Shares, except as provided in the Registration Rights Agreement in the form of Exhibit B. Investor is aware that the Company may not accomplish a public offering of its stock. Investor further understands that the Company, as a condition to the transfer of any of the Shares, may require that the request for transfer be accompanied by opinion of counsel reasonably satisfactory to the Company, inform and substance reasonably satisfactory to the Company and preceded by prior written notice, to the effect that the proposed transfer does not result in violation of the Securities Act or applicable state securities laws, unless such transfer is covered by an effective registration statement under the Securities Act and compliance with all applicable state securities laws or an exemption or exemptions from registration is or are available. Investor understands that each certificate representing the Shares and any securities issued upon conversion of the shares or on account of ownership thereof will bear the following legend or one substantially similar thereto:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act and applicable state securities laws, or an opinion of counsel reasonably satisfactory to the corporation that registration is not required under the Securities Act and applicable state securities laws. The securities are also subject to certain rights of first refusal of the corporation and other contractual restrictions on transfer.




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                 (vi)     Investor is organized under the laws of the State of
         North Carolina, its principal offices are located in the State of North Carolina and all decisions relating to purchase of the Shares have occurred solely in North Carolina.

5.       COVENANTS OF THE COMPANY

         The Company may use the proceeds of the sale of the Shares contemplated hereby for any corporate purpose consistent with budgets approved by the Board of Directors of the Company, but may not use such proceeds (i) to repay any outstanding indebtedness of the Company to Motorola, Inc. or (ii) to pay more than 50% of the deferred compensation of certain management employees of the Company reflected on the balance sheet of the Company dated April 30, 1995. The Company shall use the proceeds of the sale of the Shares contemplated hereby for the following purposes (i) the reasonable and documented expenses of Investor incurred to negotiate and close the sale of the Shares contemplated hereby, including the fees and expenses of its legal counsel, (ii) up to $5,000 to a vendor, mutually acceptable to the Company and Investor, for a summary video to be produced by Investor covering Virtus' markets, products, management and potential and (iii) the reasonable fees and expenses of legal counsel to the Company incurred in connection with sale of the Shares contemplated hereby.

         Until closing of the Sale of the Company (as defined in Section 8 hereof) or an Initial Public Offering (as defined in Section 6(a) hereof) by the Company, the Company covenants and agrees that for so long as Investor owns, beneficially or of record, the Shares, or the Common Stock issuable upon conversion of the Shares:

         (a) Reports and Information. The Company shall furnish to Investor the following reports:

                 (i) Annual Reports. Commencing the fiscal year ending December 31, 1995, as soon as available and in any event within 90 days after the end of each fiscal year, consolidated and consolidating financial statements of the Company including a balance sheet as of the end of such fiscal year and statements of income and retained earnings and of sources and applications of funds for such fiscal year, prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied. The Company shall have such financial statements audited and upon completion of the audit shall furnish to the Investor the opinion thereon of a recognized firm of independent certified public accountants as may be selected by the Board of Directors of the Company.

                 (ii) Interim Reports. As soon as available, and in any event within 45 days after the end of the first three quarter of each of the Company's fiscal years beginning with the quarter ended March 31, 1995, consolidated and consolidating financial


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statements of the Company including a cash flow statement, a balance sheet as of the end of such accounting period and statements of income and retained earnings and of sources and applications of funds for such accounting period and for the period from the beginning of such fiscal year to the end of such accounting period, and setting for in comparative form the figures for the corresponding periods of the preceding fiscal year, prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied and certified as correct by the president and chief financial officer of the Company.

                 (iii) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month beginning after March 31, 1995, consolidated and consolidating financial statements of the Company including cash flow statement and a balance sheet as of the end of the month will be prepared in reasonable detail in accordance with generally acceptable accounting principles consistently applied and certified as correct by the president and chief financial officer of the Company. The management of the Company will include with each monthly report comments on progress and problems facing the Company.

                 (iv) Other. Promptly upon request, such other financial information and data as Investor may from time to time reasonably request.

                 (v) SEC Filings, Etc. Upon completion of an Initial Public Offering (as defined in Section 6(a) hereof) by the Company, the obligation to provide Investor with the reports set forth in subsections (i),
(ii), (iii) and (iv) of this Section 5(a) shall terminate. Promptly upon their becoming available (and in no event later than the ten days after release to the public) copies (without duplication) of all financial statements, reports, press releases, notices and proxy statements sent by the Company to its security holders and all annual, periodic or special reports or registration statements filed by the Company with the Commission, and all other material communication sent by the Company to its security holders or filed by the Company with the Commission.

         (b) Other Information. The Company shall furnish promptly to Investor any information related to this Agreement or any other agreements with Investor or any other documents executed in connection with this Agreement as Investor may reasonably request regarding the Company's operations, business affairs, financial condition, or any of the Company's covenants, agreements and/or undertakings under this Agreement or any of the other agreements or documents, provided the Company is not restricted from doing so by law, rule, regulation or contractual provisions.

         (c) Board Observer Status and Board Information. If at any time the Articles of Incorporation do not permit the holders of the class of Preferred Stock purchased by Investor pursuant to



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this Agreement to vote as a separate class to elect at least one member of the
Board of Directors of the Company, a person designated by Investor, and reasonably acceptable to the Company, shall have the right to attend all meetings of the Board of Directors of the Company and to receive at approximately the same time as nonofficer members of the Board of Directors (i) all information provided to such nonofficer members of the Board of Directors of the Company and (ii) all written consents of the Board of Directors of the Company. The Company may require such observer to execute a reasonable confidentiality agreement.

         (d) Issuance of Additional Class E Shares. The Company will not issue more than 48,779 shares of Class E Convertible Preferred Stock without the prior consent of a majority of the holders of Class E Convertible Preferred Stock if, after the issuance of such shares in excess of 48,779, Investor would hold less than a majority of the issued and outstanding shares of Class E Convertible Preferred Stock.

6.       RIGHTS OF FIRST REFUSAL AND TRANSFER RESTRICTIONS.

         (a) Rights of Shareholders. If, at any time prior to the first registration under the Securities Act of 1933 and sale of the Company's Common Stock having proceeds to the Company (net of underwriting discounts, fees and all offering expenses) of at least Five Million ($5,000,000.00) Dollars, (the "Initial Public Offering") the Company proposes to issue (except in a transaction described in subsection 6(b)) any capital stock or any security convertible into or having rights to purchase its capital stock, the Company shall first comply with the following:

                 (i) The Company shall first offer in writing to sell to the holders of Common Stock issued upon conversion of Convertible Preferred Stock of any class and holders of Convertible Preferred Stock of any class (collectively the "Shareholders") pro rata in proportion to their ownership of Common Stock issued upon conversion of, and shares of Common Stock then issuable upon conversion of, the shares of Convertible Preferred Stock purchased by the Shareholders ("Ownership Interest"). Such offer shall describe such securities and specify the quantity, the price and the payment terms. If within ten (10) days after receipt of such offer one or more of the Shareholders, accept the same in writing as to the portion referred to above or any lesser amount as such Shareholders may specify to the Company, upon the terms specified.

                 (ii) After expiration of the 10-day period specified in clause (i) above, the Company shall then offer in writing to sell as securities not purchased pursuant to such clause to the Shareholders, who have indicated their desire to purchase all the shares allocable to them pursuant to subsection (i) above, at the price and on the payment terms specified in such subsection. If such Shareholders desire to purchase more than the total of such securities being offered, such Shareholders may be limited to the




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purchase of a portion of such securities proportionate to its Ownership
Interest compared to the Ownership Interest of other Shareholders desiring to purchase the securities being offered by the Company. If within ten (10) days after receipt of such offer the Shareholders accept the same in writing as to the portion referred to above or any lesser amount, then the Company shall sell such portion of such securities, or such lesser amount as the Shareholders shall specify to the Shareholders.

                 (iii) If the offers to sell are rejected, or all are not accepted within the time periods specified in clauses (i) and (ii) above, the Company shall be free to sell up to the quantity of such securities not agreed by the Shareholders to be purchased by them (or up to all such securities in the event such offer is rejected or is not accepted within applicable time periods after it has been made by the Company), at a price not less favorable to the Company than that specified in such offer and on payments terms no less favorable to the Company than those specified in such offer. However, if such sale is not consummated within ninety (90) days after the date an offer pursuant to this subsection 6(a) was made, the Company shall not sell such securities without again complying with this Section.

         (b) Excluded Transactions. The following transactions shall be excluded from the restrictions of subsection 7(a):

                 (i) Any issuance to an employee of the Company of Common Stock of the Company or options or other rights to purchase Common Stock as part of a bona fide compensation plan approved by the Board of Directors prior to the date of this Agreement or subsequent thereto by the affirmative vote required by this Agreement.

                 (ii) Any issuance of Common Stock upon the conversion of any shares of the Convertible Preferred Stock; and

                 (iii) Any issuance of shares of capital stock or rights to acquire shares of capital stock of the Company to any corporate partner for a cash investment by that corporate partner if the issuance is also accompanied by a transaction between the Company and the corporate partner involving the technology and/or products of the Company and/or the corporate partner, provided the Board of Directors determines such transaction is in the best interest of the Company.

         (c) Rights of the Company. In the event Investor desires to sell or otherwise transfer any shares of Stock, at any time prior to an Initial Public Offering by the Company, Investor shall first notify the Company in writing of the identity of the purchaser or other transferee and the material terms and conditions of sale, including the number of securities to be sold, price and payment terms.

         If within thirty (30) days after the notice of sale or other transfer is received by the Company, the Company determines the



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purchaser or other transferee is a competitor of the Company, which determination shall be made by the Board of Directors of the Company, the Company may prohibit the proposed sale or transfer to such purchaser or other transferee. Any determination made by the Board of Directors in good faith shall be final and biding.

         If within thirty (30) days after the notice of sale or transfer is received by the Company, the Company notifies Investor in writing it desires to purchase all the securities to be sold or transferred by Investor, Investor shall sell such shares to the Company on the same terms and conditions as specified in the notice sent to the Company by Investor. The Company may assign its right to purchase such securities to one or more persons or entities in its sole discretion. The Company shall complete such purchase within sixty
(60) days after receipt of notice of sale or transfer by the Company.

         In the event within thirty (30) days after receipt, by the Company, of the notice of sale or transfer, the Company neither (i) notifies Investor in writing the purchaser or transferee has been deemed to be a competitor of the Company, nor (ii) notifies Investor in writing the Company and/or its assignee(s) desire to purchase all the securities to be sold or transferred, Investor shall be free to sell or transfer the securities on the terms and conditions specified in its notice to the Company to the Person specified in such notice subject to compliance with applicable securities laws and regulations or pursuant to an exemption therefrom and Section 4 of this Agreement. If such sale or transfer is not consummated within ninety (90) days after the Company received notice of the proposed sale or transfer from Investor, Investor may not sell or transfer such securities without again complying with this Section.

         The Company shall have no right to purchase Stock to be sold or transferred to any Person that, directly or indirectly, owns or controls, or is owned or controlled by, or is under common control with, Investor or to any Subsidiary of Investor (a "Investor Affiliate").

         Any purchaser or transferee of Stock shall agree as a condition to consummation of such sale or transfer that any subsequent sale or transfer of the Stock shall be subject to the rights of the Company set forth in this
Section 6.

         The restrictions on transfer of securities contained herein are in addition to, and not in lieu of, restrictions pursuant to applicable law.

7.       GENERAL

         The parties hereto further warrant, covenant, contract and agree each with the other as follows:

         (a) Entire Agreement. This Agreement, the Exhibits and Schedules hereto and other documents referred to herein constitute the entire understanding among the parties with respect to the subject matter hereof and they supersede all prior negotiations, understandings, correspondence, undertakings, promises, representations and agreements, whether oral or written, in connection with the subject matter hereof.

         (b) Survival of Agreements and Representatives and Warranties. All agreements, representations and warranties contained herein or made in writing by the Company in connection herewith, to the extent applicable, shall survive the execution and delivery of this Agreement and shall continue until all Stock ceases to be outstanding unless specifically limited to a shorter time by the terms of this Agreement.

         (c) Binding Effect. All covenants, representations, warranties and other stipulations in this Agreement, the Proprietary Information and Inventions Agreements, or the Noncompetition Agreements, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and permitted assigns of the parties hereto.

         (d) Notices. Except in cases where oral or other notice is permitted by this Agreement, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when hand delivered, including delivery by messenger or courier service (or if delivery is refused, at the time of refusal), to the address set forth below, (b) when received or refused as evidenced by the postal receipt if sent by United States mail as Certified Mail, Return Receipt Requested, with proper postage prepaid, addressed as set forth below or (c) when received as evidenced by the transmission report of the telefax machine of the transmitting party acknowledging a good transmission if sent by telefax to the number set forth below:

         (i)     If to the Company:

                 Virtus Corporation
                 118 Mackenan Drive, Suite 250
                 Cary, North Carolina 27511
                 Attn: David A. Smith
                 Telefax Number: 919-460-4530

         (ii)    If to the Investor:

                 Southeast Interactive Technology Fund
                 2200 West Main Street, Suite 900
                 Durham, North Carolina  27705
                 Telefax Number:  919-286-4031

         Any of the parties may change its mailing address or telecopy number, by giving notice to the other party pursuant to this Section 9(f) as long as the mailing address and telecopy number is within the United States of America.

         (e) Governing Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina.

         (f) Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

         (g) Multiple Originals. The Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         (h) Assignment. Neither this agreement, nor any interest herein or any rights hereunder, shall be signed by either party without the prior written consent of the other party.

         (i) Waiver. Failure or delay on the part of either party to exercise any right, remedy, power, privilege or option hereunder which is not subject to an express time limitation with respect to exercise shall not operate or be construed to operate as a waiver thereof. A waiver, to be effective, must be in writing and be signed by the party making the waiver. No written waiver of any term or condition of this Agreement shall operate or be construed to operate as a waiver of any other term or condition, nor shall any written waiver of any breach or default operate or be construed to operate as a waiver of any other breach or default or of the same type of breach or default on a subsequent occasion or operate or be construed to operate as a continuing waiver.

         (j) Amendment. This Agreement may not be modified, altered nor amended in any manner whatsoever, except by another written agreement executed by the parties.

         (k) Severability. If any of the articles, paragraphs, sections and/or clauses of this Agreement is declared by judicial interpretation or construction or otherwise to be null, void and/or unenforceable in any respect, such article, paragraph, section and/or clause shall be deemed to be eliminated from this Agreement, but the other parts of this Agreement shall remain in full force and effect; provided, however, if the elimination of any part of this Agreement materially affects any right, benefit, option or privilege of either party, the parties agree to negotiate in good faith to replace such part with a substitute valid and enforceable part that achieves the intent and purpose of the eliminated part.

         (l) Except as provided by law, each party shall secure advance written approval from the other of the decision to issue and the content of any statement regarding or mentioning the other party to the public or press, whether in writing or otherwise. This provision shall not be deemed to have been breached if the disclosing party acting on the advice of its securities or other regulatory counsel makes disclosures to investors or to any governmental or other regulatory agency or organization.

8.       DEFINITIONS.

         For the purpose of this Agreement, the following terms shall have the following meanings:

         (a) "Person" shall include both the singular and the plural and shall mean any individual, partnership, corporation, trust, unincorporated organization, or government or department or agency thereof.

         (b) "Sale of the Company" shall mean transfer of more than fifty percent (50%) of the voting capital stock of the Company to a person or persons who are not currently holders of capital stock of the Company or the transfer of all or substantially all of the assets of the Company, whether by means of sale, merger or otherwise.

         (c) "Stock" shall mean the shares of Preferred Stock sold pursuant to this Agreement and shares of Common Stock issued or issuable upon conversion of such Shares and all other securities of the Company issued on account of ownership thereof.

         (d) "Subsidiary" shall mean any corporation with respect to which Investor or the Company, as the case may be, owns, directly or indirectly, a majority of the voting shares, or shares or other interest entitling Investor or the Company, as the case may be, to elect a majority of the Board of Directors.

         (e) to the extent not specifically defined herein, any accounting term used herein shall have the meaning ordinarily accorded to it under generally accepted accounting principles consistently applied.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


SOUTHEAST INTERACTIVE                        VIRTUS CORPORATION
TECHNOLOGY FUND I, L.L.C.


By:                                          By:
   -----------------------                      -----------------------

Title:                                       Title:
      --------------------                         --------------------







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